EXHIBIT 99.1

Global IBO Group Ltd., an Integrated AIGC Animation Platform Provider, Announce Definitive Business Combination Agreement With Bukit Jalil Global Acquisition 1 Ltd.

NEW YORK, Aug. 9, 2024 (PRNewswire) – Global IBO Group Ltd. (“GIBO”), a unique and integrated AIGC animation creation and streaming platform for storytellers and content creators, and Bukit Jalil Global Acquisition 1 Ltd. (“Bukit Jalil Global”) (Nasdaq: BUJA), a publicly traded special purpose acquisition company, today announced that they have entered into a definitive business combination agreement (the "Business Combination Agreement"). Upon completion of the business combination of GIBO and Bukit Jalil Global and related transactions pursuant to the Business Combination Agreement (the "Proposed Transaction"), the combined company (the "Combined Company" or “PubCo”) will be renamed “GIBO Holdings Limited” and listed on The Nasdaq Stock Market LLC (“Nasdaq”).

The closing of the transactions is subject to customary closing conditions, including regulatory and shareholder approvals.

Management Comments

Chun Yen “Dereck” Lim, Chairman of GIBO

“We are thrilled to announce a definitive agreement for the Business Combination with Bukit Jalil Global. Leveraging their extensive experience in capital management, we are confident that Bukit Jalil Global will elevate our business, aligning perfectly with our vision to establish GIBO as the preferred platform for content creators and the new generation of users worldwide.”

Jing Tuang “Zelt” Kueh, CEO of GIBO

“This transaction marks a significant milestone in GIBO’s mission. We are optimistic that this combination will provide support to enhance our technology innovation, enrich our content offerings, attract more user subscriptions, and accelerate our strategic growth and broaden expansion in the global market. We are committed to building an ecosystem that provides content creators with the latest AI-driven technologies and provides users with engaging platforms featuring rich and varied content, and in the process help transform the comic and animation industry.”

Dr Seck Chyn “Neil” Foo, CEO of Bukit Jalil Global

“We are very excited to partner with the GIBO team. GIBO’s leadership in the animation streaming sector and proven track record in the Asia market give us great confidence in its future prospects as a Nasdaq-listed company. We look forward to sharing additional details on this exciting transaction in the coming months. We appreciate all of our shareholders and investors that have participated in our IPO. We look forward to a successful future together with GIBO.”

1

Transaction Overview

Under the terms of the Business Combination Agreement, GIBO Merger Sub 1 Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of PubCo (“Merger Sub I”) will merge with and into GIBO, with GIBO as the surviving entity and a wholly-owned subsidiary of PubCo (the “First Merger”), and (ii) following the First Merger, GIBO Merger Sub 2 Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of PubCo (“Merger Sub II”) will merge with and into Bukit Jalil Global, with Bukit Jalil Global as the surviving entity and a wholly-owned subsidiary of PubCo (the “Second Merger”). Upon the consummation of the Proposed Transaction, each of Bukit Jalil Global and GIBO will become a subsidiary of PubCo, and Bukit Jalil Global’s shareholders and GIBO’s shareholders (except certain shareholders of GIBO (such shareholders, the “Founders”)) will receive Class A ordinary shares of PubCo (“PubCo Class A Ordinary Shares”) and the Founders will receive Class B ordinary shares of PubCo (“PubCo Class B Ordinary Shares”) as consideration. Each PubCo Class A Ordinary Share has one vote per share while each PubCo Class B Ordinary Share has twenty (20) votes per share.

No assurances can be made that the Proposed Transaction will be consummated on the terms or timeframe currently contemplated, or at all. Any transaction would be subject to the approval of the two companies’ boards, regulatory and shareholder approvals as well as other customary conditions.

Additional information about the Proposed Transaction, including a copy of the Business Combination Agreement, will be provided in a Current Report on Form 8-K to be filed by Bukit Jalil Global with the Securities and Exchange Commission (the “SEC”) and will be available at www.sec.gov.

Advisors

DLA Piper UK LLP is serving as legal counsel to GIBO. Robinson & Cole LLP is serving as legal counsel to Bukit Jalil Global.

About Global IBO

Founded in 2019 and powered by its platform GIBO.ai, GIBO is a unique integrated AIGC animation streaming platform aiming to revolutionize content creation and consumption through AI. GIBO offers creators a full range of services from brainstorming to monetization, encompassing voice synthesis and advanced image generation capabilities. With its broad content selection and innovative AI technologies, GIBO has garnered a substantial following among the Asian Generation Z demographic. As of December 31, 2023, GIBO boasts a strong registered user base exceeding 60 million, including 20,000 content creators across Taiwan, Malaysia, Singapore, India, Bangladesh, Indonesia, Thailand, Vietnam, Philippines, and Myanmar. For more information, please visit www.globalibo.com.

About Bukit Jalil Global Acquisition 1 Ltd.

Bukit Jalil Global Acquisition 1 Ltd. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.

Important Information About the Proposed Business Combination and Where to Find It

In connection with the Proposed Transaction, the Combined Company intends to file a registration statement on Form F-4 (the “Registration Statement on Form F-4,”), including a preliminary proxy statement/prospectus, and a definitive proxy statement/prospectus with the SEC. Bukit Jalil Global’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus as well as other documents filed with the SEC in connection with the Proposed Transaction, as these materials will contain important information about GIBO, Bukit Jalil Global, and the Proposed Transaction. When available, the definitive proxy statement/prospectus and other relevant materials for the Proposed Transaction will be mailed to shareholders of Bukit Jalil Global as of a record date to be established for voting on the Proposed Transaction. Shareholders of Bukit Jalil Global will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus, and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at www.sec.gov.

2

Participants in the Solicitation

Bukit Jalil Global and its directors and executive officers may be deemed participants in the solicitation of proxies from Bukit Jalil Global ’s shareholders with respect to the Proposed Transaction. A list of the names of those directors and executive officers of Bukit Jalil Global is contained in Bukit Jalil Global ’s Annual Report on Form 10-K filed with the SEC on April 2, 2024, which is available free of charge at the SEC’s web site at www.sec.gov. Additional information regarding the interests of such participants will be set forth in the Registration Statement when available.

GIBO, the Combined Company and their directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of Bukit Jalil Global in connection with the Proposed Transaction. A list of the names of such directors and executive officers and information regarding their interests in the Proposed Transaction will be included in the Registration Statement when available.

No Offer or Solicitation

This press release does not constitute, and should not be construed to be, a proxy statement or the solicitation of a proxy, solicitation of any vote or approval, consent or authorization with respect to any securities or in respect of the Proposed Transaction  described herein and shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. These statements are intended for illustrative purposes only and should not be considered by any investor as a guarantee, assurance, prediction, or definitive statement of fact or probability. Actual results of GIBO and the Combined Company may vary from their expectations, estimates, and projections. Consequently, investors should not rely on these forward-looking statements as predictions of future events. Terms such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "might," "will," "could," "should," "believe," "predict," "possible," "potential," "continue," and similar expressions (including the negative versions of such words) are intended to identify these forward-looking statements. These statements include, without limitation, the expectations of GIBO, Bukit Jalil Global and the Combined Company regarding future performance and the anticipated financial impacts of the business combination transaction.

3

These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially, and potentially adversely, from those expressed or implied in the statements. Most of these factors are beyond the control of GIBO, Bukit Jalil Global and the Combined Company, and are difficult to predict because they relate to events and depend on circumstances that will occur in the future. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be initiated against GIBO and/or the Combined Company following the completion of the business combination transaction; (2) the inability to maintain the listing of the Combined Company’s securities on Nasdaq following the completion of the business combination transaction; (3) the risk that the business combination transaction disrupts current plans and operations; (4) the ability to recognize the anticipated benefits of the business combination transaction, which may be affected by, among other factors, competition, GIBO's or the Combined Company's ability to grow and manage growth profitably, and retain its key employees; (5) costs related to the business combination transaction; (6) changes in applicable laws or regulations; and (7) the possibility that GIBO may be adversely affected by other economic, business, and/or competitive factors. This list of factors is not exhaustive. There may be additional risks that neither Bukit Jalil Global  nor GIBO presently know or that Bukit Jalil Global  and GIBO currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Any forward-looking statements made by or on behalf of Bukit Jalil Global, GIBO or the Combined Company speak only as of the date they are made. None of Bukit Jalil Global, GIBO or the Combined Company undertakes any obligation to update any forward-looking statements to reflect any changes in their respective expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based.

All subsequent written and oral forward-looking statements concerning GIBO, Bukit Jalil Global or the Combined Company, the transactions described herein, or other matters and attributable to GIBO, Bukit Jalil Global or the Combined Company, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. GIBO, Bukit Jalil Global and the Combined Company expressly disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein to reflect any change in their expectations or any change in events, conditions, or circumstances on which any statement is based, except as required by law.

Use of data

The data contained herein is derived from various internal and external sources that GIBO and Bukit Jalil Global believe to be reliable. Although GIBO and Bukit Jalil Global are not aware of any misstatements regarding the external data presented herein, their estimates involve risks and uncertainties and are subject to change based on various factors, including those described under "Forward-Looking Statements" above. Any data on past performance or modeling contained herein is not an indication as to future performance, and each of GIBO and Bukit Jalil Global disclaims any obligation, except as required by law, to update or revise the information in this presentation, whether as a result of new information, future events or otherwise.

4

Contact Information:

Global IBO Group Ltd. Contact:

William Zima

Managing Director of ICR, LLC

Tel: +1-203-682-8200

Email: william.zima@icrinc.com

Bukit Jalil Global Acquisition 1 Ltd. Contact:

Tina Xiao

President of Ascent Investor Relations LLC

Tel: +1-917-609-0333

Email: tina.xiao@ascent-ir.com

5